Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS FIRST QUARTER 2022 RESULTS

Company’s first quarter comparable store sales increased 9.4 percent

Sunbury, PA (May 2, 2022) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 13-week first quarter ended March 26, 2022.

“We continued to build on our momentum in the first quarter, when we generated strong comparable store sales and net income increases. Despite significant inflationary pressures, we were able to maintain stable gross profit margins and effectively manage expenses,” said Weis Markets’ Chairman, President and CEO Jonathan H. Weis. “These results reflect the hard work and dedication of associates at every level of our company. They have helped us navigate the challenges of a pandemic-impacted marketplace while generating first quarter results that exceeded last year’s performance and our current year expectations.”

First Quarter 2022 Results

Net sales totaled $1.1 billion for the 13-week first quarter ended March 26, 2022, compared to $1.0 billion for the same period in 2021, up 9.7 percent. First quarter comparable store sales increased 9.4 percent on an individual year-over-year basis (accelerating sequentially from the fourth quarter 2021 increase of 6.9 percent) and increased 10.8 percent on a two-year stacked basis.

The Company’s first quarter net income totaled $31.4 million compared to $24.3 million in 2021, up 29.4 percent. First quarter earnings per share totaled $1.17 compared to $0.90 per share for the same period in 2021.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 197 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: competitive and reputational risks; financial, investment and infrastructure risks; information security, cybersecurity and data privacy risks; supply chain and third-party risks; risks created by pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees); and legal, regulatory and other external risks. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

First Quarter — 2022
(Unaudited)

	13 Weeks Ended		Increase
	March 26, 2022	March 27, 2021	(Decrease)
Net sales	$1,104,069,000	$1,006,340,000	9.7%

Income from operations	41,414,000	31,834,000	30.1%

Income before provision for income taxes	$42,038,000	$32,670,000	28.7%
Provision for income taxes	10,649,000	8,415,000	26.5%
Net income	$31,389,000	$24,255,000	29.4%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.17	$0.90	$0.27

TWO-YEAR STACKED COMPARABLE STORE SALES

First Quarter — 2022

(Unaudited)

	Percentage Changes
	13 Weeks Ended
	2022 vs. 2021	2021 vs. 2020
Comparable store sales (individual year)	9.4%	1.4%
Comparable store sales (two-year stacked)	10.8
Comparable store sales, excluding fuel (individual year)	7.6	1.1%
Comparable store sales, excluding fuel (two-year stacked)	8.7%